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[Deloitte & Touche LLP letterhead]




September 17, 1997

CalEnergy Company, Inc.
302 South 36th Street - Suite 400
Omaha, Nebraska 68131

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of CalEnergy Company, Inc. and subsidiaries for the periods ended March 31, 1997 and 1996 and June 30, 1997 and 1996, as indicated in our reports dated April 29, 1997 and August 12, 1997, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997, are being used in this Amendment No. 1 to Registration Statement No. 333-32821 on Form S-3.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.




/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Omaha, Nebraska